Exhibit 99.1

Equillium Reports Second Quarter 2024 Financial Results
and Provides Recent Corporate and Clinical Highlights

$33.3 million cash balance at the end of Q2 2024, representing a $1.0 million increase from the end of Q1 2024

Triggered Ono option exercise period to acquire Equillium’s rights to itolizumab, decision expected before the end of October 2024

Announced positive interim analysis of Phase 3 EQUATOR study of itolizumab in acute graft-versus-host disease subjects

Announced positive topline data from Phase 1b EQUALISE study of itolizumab in lupus nephritis subjects

Announced positive topline data from Phase 2 study of EQ101 in alopecia areata subjects

LA JOLLA, California, August 8, 2024 – Equillium Inc. (Nasdaq: EQ), a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders, today announced financial results for the second quarter 2024 and provided an update on corporate and clinical highlights.

“We recently announced a positive interim review of the Phase 3 EQUATOR study by the Independent Data Monitoring Committee, which raised no safety or futility concerns and recommended that the study proceed as planned,” said Bruce Steel, chief executive officer at Equillium. “We have delivered the blinded interim data, along with the data monitoring committee’s recommendation, to our partner Ono Pharmaceutical, who now has until the end of October 2024 to make its decision to acquire our rights to itolizumab. Should Ono exercise its option, Equillium would receive a one-time payment of JPY 5.0 billion, or approximately $35.0 million based on the currency exchange rate on August 5, 2024, significantly extending the company’s cash runway. Equillium would also be eligible to receive up to USD $101.4 million upon the achievement of certain clinical, regulatory, and commercialization milestones, as well as continued reimbursement of itolizumab-related expenses.”

Mr. Steel continued, “We continue to advance our multi-cytokine assets and platform. Following positive topline data from the Phase 2 study of EQ101 in subjects with alopecia areata, we are proceeding with preparations to conduct a Phase 2b placebo-controlled study, which would include transitioning from intravenous to subcutaneous delivery and dose optimization. In parallel, we continue to advance EQ302, a novel orally available bi-specific inhibitor of IL-15/IL-21, with a goal to initiate Phase 1 clinical development in the second half of next year.”

Highlights Since the Beginning of the Second Quarter of 2024:

•
Triggered Ono Pharmaceutical Co., Ltd. (Ono) option exercise period to acquire Equillium’s rights to itolizumab by delivering positive topline data from Phase 1b EQUALISE study in lupus nephritis patients, and positive recommendation from Independent Data Monitoring Committee’s review of interim data from Phase 3 EQUATOR study in acute graft-versus-host disease subjects
•
Announced positive topline data from Phase 2 study of EQ101 in alopecia areata subjects, including 29% of completed subjects with moderate to severe disease achieving SALT (Severity Alopecia Tool) ≤ 20

•
Announced poster presentation at the annual meeting of the American Association of Immunologists, highlighting that itolizumab blocks the binding of CD6 to ALCAM and induces the stripping of the receptor on the T cells’ membrane in the presence of antigen presenting cells, generating CD6 low T cells

Anticipated Upcoming Milestones:

•
Ono option exercise decision – end of October 2024
•
EQ101: Transition to subcutaneous delivery and initiate Phase 2 dose optimization study in alopecia areata – 2025
•
EQ302: Initiate Phase 1 study – 2H 2025

Second Quarter 2024 Financial Results

Revenue for the second quarter of 2024 was $13.9 million, compared to $9.1 million during the same period in 2023. Revenue in the second quarters of 2024 and 2023 consisted entirely of itolizumab development funding and amortization of the upfront payment resulting from the Asset Purchase Agreement with Ono. In the second quarter of 2024, development funding represented $9.2 million, and amortization of the upfront payment represented $4.7 million, whereas those two components represented $6.8 million and $2.3 million, respectively, in the second quarter of 2023.

Research and development (R&D) expenses for the second quarter of 2024 were $10.8 million, compared to $9.6 million for the same period in 2023. The increase was primarily due to greater expenses associated with chemistry, manufacturing and controls (CMC) activities related to itolizumab to support a potential biologics license application (BLA) filing related to the EQUATOR study, and greater clinical study expenses related to EQUATOR, which were partially offset by lower clinical study expenses related to EQUALISE and EQ102 clinical studies.

General and administrative (G&A) expenses were $3.1 million for each of the three-month periods ended June 30, 2024 and 2023.

Net income for the second quarter of 2024 was $0.5 million, or $0.01 per basic and diluted share, compared with a net loss of $3.3 million, or $(0.10) per basic and diluted share, for the same period in 2023. The increase in net income was primarily driven by greater revenue related to our Asset Purchase Agreement with Ono.

Cash, cash equivalents and short-term investments totaled $33.3 million as of June 30, 2024, compared to $32.3 million as of March 31, 2024. The increase was primarily driven by the receipt of Equillium’s 2023 Australian tax credit claim in the second quarter of 2024, as well as itolizumab development funding payments from Ono. Cash provided by operating activities in the second quarter of 2024 was $0.7 million. Equillium believes that its cash, cash equivalents and short-term investments are sufficient to fund operations for at least the next 12 months, assuming no further repurchases under our stock repurchase program, and by making adjustments to discretionary spending, if Ono does not exercise its option.

About Multi-Cytokine Platform and Multi-Cytokine Inhibitors EQ101 & EQ302

Our proprietary multi-cytokine platform generates rationally designed composite peptides that selectively block key cytokines at the shared receptor level targeting pathogenic cytokine redundancies and synergies while preserving non-pathogenic signaling. This approach is expected to avoid the broad immuno-suppression and off-target safety liabilities that may be associated with other therapeutic classes, such as Janus kinase inhibitors. Many immune-mediated diseases are driven by the same combination of dysregulated cytokines, and we believe identifying the key cytokines for these diseases will allow us to target and develop customized treatment strategies for multiple autoimmune and inflammatory diseases.

Current platform assets include EQ101, a clinical stage, first-in-class, selective, tri-specific inhibitor of IL-2, IL-9, and IL-15 for intravenous and subcutaneous delivery and EQ302, a preclinical stage, first-in-class, selective, bi-specific inhibitor of IL-15 and IL-21 for oral delivery.

About Itolizumab

Itolizumab is a clinical-stage, first-in-class anti-CD6 monoclonal antibody that selectively targets the CD6-ALCAM signaling pathway to downregulate pathogenic T effector cells while preserving T regulatory cells critical for maintaining a balanced immune response. This pathway plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of the following novel first-in-class immunomodulatory assets and product platform targeting immuno-inflammatory pathways. EQ101: a selective tri-specific cytokine inhibitor targeting IL-2, IL-9, and IL-15; recently announced positive results from a Phase 2 proof-of-concept clinical study of patients with alopecia areata. EQ302: an orally delivered, selective bi-specific cytokine inhibitor targeting IL-15 and IL-21; currently in pre-clinical development. The multi-cytokine platform: generates rationally designed composite peptides that selectively block key cytokines at the shared receptor level targeting pathogenic cytokine redundancies and synergies while preserving non-pathogenic signaling. Itolizumab: a monoclonal antibody that targets the CD6-ALCAM signaling pathway which plays a central role in the modulation of effector T cells; currently under evaluation in a Phase 3 clinical study of patients with acute graft-versus-host disease (aGVHD) and announced positive data from a Phase 1b clinical study of patients with lupus/lupus nephritis in April 2024. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited and has entered a strategic partnership with Ono Pharmaceutical Co., Ltd., for the development and commercialization of itolizumab under an option and asset purchase agreement.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”,

“continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements include, but are not limited to, statements regarding Equillium’s plans for developing EQ101, EQ302 and itolizumab and the expected timeline for initiating additional clinical studies, anticipated upcoming milestones, expected timing for Ono to make its decision regarding exercising its option and the potential consideration that may be payable to Equillium, potential additional consideration upon the achievement of certain development, regulatory, and commercialization milestones under the Ono asset purchase agreement, the potential benefits and extended cash runway if Ono exercises their option, the fluctuation of the foreign exchange rate, Equillium’s cash runway and related assumptions, and the potential benefits of Equillium’s product candidates. Because such statements are subject to risks and uncertainties, many of which are outside of Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: Equillium’s ability to execute its plans and strategies; risks related to performing clinical and pre-clinical studies; whether the results from clinical and pre-clinical studies will validate and support the safety and efficacy of Equillium’s product candidates; Equillium’s ability to transition from intravenous to subcutaneous delivery and dose optimization for the Phase 2b placebo-controlled study of EQ101; changes in the competitive landscape; risks related to Ono’s financial condition and decision to exercise its option, if ever, to purchase itolizumab, and the risk that Equillium may never receive any of the contingent consideration under the Ono asset purchase agreement; uncertainties related to Equillium’s capital requirements; and having to use cash in ways or on timing other than expected and the impact of market volatility on cash reserves. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website and on Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Michael Moore

Vice President, Investor Relations & Corporate Communications

619-302-4431

ir@equilliumbio.com

Equillium, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	June 30,	December 31,
	2024	2023
Assets
Cash, cash equivalents and short-term investments	$ 33,299	$ 40,866
Accounts receivable	5,893	3,735
Prepaid expenses and other assets	3,077	5,133
Operating lease right-of-use assets	592	796
Total assets	$ 42,861	$ 50,530
Current liabilities
Accounts payable and other current liabilities	$ 11,739	$ 11,844
Current portion of deferred revenue	8,430	15,729
Total current liabilities	20,169	27,573
Long-term operating lease liabilities	259	384
Total liabilities	20,428	27,957
Total stockholders' equity	22,433	22,573
Total liabilities and stockholders' equity	$ 42,861	$ 50,530

Equillium, Inc.

Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$ 13,853	$ 9,124	$ 24,542	$ 18,003
Operating expenses:
Research and development	10,808	9,610	20,551	18,882
General and administrative	3,145	3,105	6,883	6,820
Total operating expenses	13,953	12,715	27,434	25,702
Loss from operations	(100)	(3,591)	(2,892)	(7,699)
Total other income, net	568	256	626	484
Income (loss) before income taxes	468	(3,335)	(2,266)	(7,215)
Income tax expense	-	8	-	68
Net income (loss)	$ 468	$ (3,343)	$ (2,266)	$ (7,283)
Net income (loss) per share:
Basic	$ 0.01	$ (0.10)	$ (0.06)	$ (0.21)
Diluted	$ 0.01	$ (0.10)	$ (0.06)	$ (0.21)
Weighted-average number of common shares outstanding:
Basic	35,292,035	34,449,769	35,273,394	34,432,057
Diluted	36,589,774	34,449,769	35,273,394	34,432,057